EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 18, 2016) –The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Richard Cardozo and Patrick Quinn to new three-year terms as directors at the May 17, 2016, annual stockholders meeting. The shareholders also ratified the appointment of BDO USA, LLP, as the Company's registered public accounting firm for the year ending December 31, 2016. In addition, during the meeting, the 2016 new housewares/small appliance product introductions were shown to the shareholders.

The new products included an innovative line of handsome, die-cast griddles. The griddles feature a three-position handle. In the first position, each griddle is perfectly level, ideal for cooking pancakes, eggs, and French toast. In the second, the surface tilts to the desired drainage angle for reduced fat cooking of foods like bacon or burgers. In the third, the handles fold down for compact vertical storage in a cabinet. A number of freshly restyled products were also shown. They included a new line of PRESTO® and Orville Redenbacher’s* by Presto hot air poppers that marry superior performance with sleek functional styling, a newly styled HeatDish® parabolic heater with a manual reset button, and a restyled Professional SaladShooter® featuring black and stainless steel accents designed to be used either in the traditional handheld position or in a stationary position above a bowl. Each of these products also features convenient onboard cord storage. A line of die-cast “warm-silver,” ceramic-coated skillets and griddles for the domestic market and a budget coffeemaker and rice cooker for the international market were also displayed, as was a new manual can opener that rounds out its gadget line. Finally, the newest addition to the Company’s pressure cooker family was revealed: an electronic pressure cooker that provides the consumer with the ultimate in flexibility. The product not only offers all of the benefits of pressure cooking, including the reduction of standard cooking times by as much as two-thirds, but also functions as a slow cooker. The pressure cooker is all but automatic. The consumer has the option of selecting one of the preset buttons to prepare specific foods at appropriate pressure settings. Alternatively, the user can designate a specific cooking time at high or low pressure. As with all Presto® cookers, the product is accompanied by a complete recipe and instruction manual.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*  Orville Redenbacher's® is a registered trademark of ConAgra Foods RDM, Inc., used under license.